Exhibit 16.1

February 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Renewable Energy Acquisition Corp., dated February 1, 2024, and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Rosenberg Rich Baker Berman, P.A.